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          Description of First Amendment to Restricted Stock Plan for
                  Non-Employee Directors of CIGNA Corporation

This statement is being filed pursuant to the requirements of Securities and Exchange Commission Rule 411(c). By resolution of the Board of Directors of CIGNA Corporation, adopted at a regular meeting held October 30, 1991, Section 7 of the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation was amended, effective immediately, by adding the following provision at the close of such section:

     "Notwithstanding the foregoing provisions of this Section 7, the provisions of the Plan governing eligibility of a Director and the amount, timing and pricing of an award hereunder shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder."